Exhibit 11

                  InterCounty Bancshares, Inc.
      Computation of Consolidated Earnings Per Common Share
       For the Three Months Ended March 31, 1997 and 1996
        (in thousands, except shares and per share data)

                                            For the Three Months
                                               Ended March 31,
                                            ----------------------
                                                1997          1996

Net income                                $    1,146         1,077
                                           =========     =========
Weighted average shares:
    Common shares issued                   1,541,150     1,548,977
    Unreleased common shares
     held by ESOP                             12,987        15,351
                                           ---------     ---------
    Common shares outstanding              1,528,163     1,533,626

Add -common equivalent shares
     representing shares issuable
     upon exercise of employee
     stock options                            42,106        34,800
                                           ---------     ---------
Adjusted weighted average number
of shares outstanding used in
calculation of earnings per common
and common equivalent share                1,570,269     1,568,426


Add -incremental shares representing
     shares issuable upon exercise
     of employee stock options based
     on March 31 estimated fair value (1)      1,158           825
                                           ---------     ---------
Adjusted weighted average number of
shares outstanding used in calculation
of earnings per common share - assuming
full dilution                              1,571,427     1,569,251
                                           =========     =========
Earnings per common share - assuming
no dilution                                     $.75           .70

Earnings per common and common
equivalent share                                 .73           .69

Earnings per common share - assuming
full dilution                                    .73           .69


(1) There is presently no active public trading market for the Company's shares, nor are the prices at which common shares have been traded published by any national securities association or quotation service. Fair value for earnings per common share purposes was assumed to be $28.00 at March 31, 1997, and $24.00 at March 31, 1996.